Exhibit 99.1

Greenbrier Discloses Former Chairman’s Latest Charges, Says Charges Without Merit

Lake Oswego, OR – December 16, 2004 – The Greenbrier Companies (NYSE: GBX) today disclosed that Alan James, a director and former chairman, has asserted in a letter to the Board of Directors on December 13 that certain directors or officers of the Company may have engaged in possible securities laws violations in connection with the manner in which an inquiry was conducted into the accounting for the Company’s European operations. The Company has apprised the SEC staff of the allegations but firmly believes the charges are without merit and intends to defend against them vigorously.

In a filing today with the SEC on Form 8-K, the Company reiterated that it “continues to stand firmly behind the integrity of its financial statements.” It added that the accounting matters have been fully and thoroughly investigated and its independent auditor rendered unqualified opinions on the financial statements for fiscal 2003 and 2004. It noted that, “No specific improper accounting treatment has ever been alleged, nor any specific amounts nor inaccurate bookkeeping entries identified or asserted by Mr. James.”

In 2003, the Board’s Audit Committee and its independent auditors conducted an inquiry into the accounting for the Company’s European operations at Mr. James’ request. Nearly a year later, after signing the Company’s 2003 Form 10-K as chairman, Mr. James, now a dissident shareholder, resurrected the same issue, leading to another Audit Committee inquiry in 2004.

Mr. James alleges that the manner of conducting the latest inquiry was defective because the Audit Committee did not engage independent legal counsel but instead relied on its longstanding regular outside legal counsel, who is also the secretary of the Company. Mr. James further alleges that the auditors may have been misled by the resulting report issued by the Audit Committee in connection with the inquiry. The Company believes that retention of an independent counsel was not warranted under the circumstances and believes its independent auditors were fully apprised of the Audit Committee’s investigation and were not misled.

In recent years, Mr. James’ views have grown out of harmony with many of the views of the rest of the Board and Management and he has lodged numerous “concerns” or complaints, including potential insider trading, the process for selecting outside board members, accounting in Europe and Board procedural matters. His demands included tens of thousands of pages of Company records. When Mr. James has expressed reasonable concerns about possible wrongdoing, the Company has responded with investigations, which were conducted or overseen by independent directors, with input and review, when appropriate, by independent experts.

The Company said its Audit Committee treated the European accounting issues with utmost seriousness as they pertained to the integrity of the Company’s financial reporting. The Audit Committee, acting on information provided by Mr. James, requested that its independent auditor perform additional services with respect to the European operations in connection with its audit of the Company’s financial statements for fiscal 2003, and no unusual or unacceptable practices were noted. Again, in late summer 2004, when Mr. James repeated the allegations, they were all fully investigated.

“We take our corporate governance and ethical obligations very seriously. At the same time, the Board and management will not be distracted from their primary missions: serving customers, creating opportunity for employees and delivering value to shareholders,” said William A. Furman, president and chief executive officer. “Rather than focusing on how we can build shareholder value, we regret that Alan James has become increasingly hostile, repeatedly presenting allegations that have been fully investigated, and causing the Company to devote substantial resources to respond to his demands and allegations.”

The Greenbrier Companies, headquartered in Lake Oswego, OR, is a leading supplier of transportation equipment and services to the railroad industry. In addition to building new railroad freight cars in the U.S., Canada, and Mexico and to repairing and refurbishing freight cars and wheels at 13 locations across North America, Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 11,000 railcars, and performs management services for approximately 122,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, actual future costs and the availability of materials and a trained workforce; steel price increases and scrap surcharges; changes in product mix and the mix between manufacturing and leasing & services segment; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment; all as may be discussed in more detail under the heading “Forward Looking Statements” on pages 3 through 4 of Part I of our Annual Report on Form 10-K for the fiscal year ended August 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Investor contact:
Mark Rittenbaum of The Greenbrier Companies, (503) 684-7000
Web site: http://www.gbrx.com

Media contacts:
Jim Lucas / Charlie Sipkins of The Abernathy MacGregor Group, (213) 630-6550

# # #